Exhibit 99.1

Biodel Enters Into $15 Million

Equity Commitment with Lincoln Park Capital

DANBURY, CT – (Marketwired) – July 28, 2014. Biodel Inc. (NASDAQ:BIOD) today announced that it has entered into a stock purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor. Under the terms of the purchase agreement, Biodel will have the right to sell to LPC, and LPC will be obligated to purchase, up to $15 million in shares of Biodel’s common stock, subject to the limitations and conditions set forth in the agreement. Biodel intends to use any proceeds that it receives from the sale of shares under the purchase agreement for general corporate purposes and working capital requirements.

“We are pleased to enter into this purchase agreement with Lincoln Park Capital,” commented Dr. Errol De Souza, president and chief executive officer of Biodel. “This equity commitment provides Biodel with an additional means for accessing the capital to fund our development programs, including the ability to fund our auto-reconstitution glucagon rescue program through the filing of a New Drug Application with the U.S. Food and Drug Administration.”

Under the terms of the purchase agreement and related registration rights agreement, Biodel has agreed to file with the Securities and Exchange Commission (the “SEC”) a registration statement covering the shares that may be issued to LPC under the purchase agreement. Sales under the purchase agreement may take place over the 36-month period after the registration statement is declared effective by the SEC.

Biodel will control the timing and amount of any sales to LPC. LPC has no right to require Biodel to make sales, but is obligated to make purchases, if and when Biodel directs in accordance with the purchase agreement. There are no upper limits to the price per share that LPC could be obligated to pay for the shares that it purchases under the purchase agreement. The purchase price for the shares will be based on the prevailing market prices of the shares immediately preceding a notice of sale to LPC. LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Biodel’s shares of common stock. In consideration for entering into the purchase agreement, Biodel has issued shares of common stock to LPC as a commitment fee. The purchase agreement may be terminated by Biodel at any time, at its sole discretion, without any monetary cost.

More information regarding this transaction is available in the Current Report on Form 8-K that Biodel filed today with the SEC.

The shares of common stock issued or that may be issued pursuant to the Purchase Agreement have not been registered under the Securities Act of 1933, as amended, or state securities laws and my not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Biodel Inc.

Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. Biodel’s product candidates are developed by applying proprietary technologies to existing drugs in order to improve their therapeutic profiles.

About Lincoln Park Capital Fund, LLC (“LPC”)

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital, offering companies certainty, flexibility and consistency.

Safe-Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about potential future sales of shares of Common Stock pursuant to the purchase agreement, and future activities related to the clinical development plans for Biodel’s drug candidates, including the potential timing, design and outcomes of clinical trials; and Biodel’s ability to develop and commercialize product candidates. Forward-looking statements represent our management’s judgment regarding future events. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Biodel’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, the success of our product candidates, particularly our proprietary formulations of injectable insulin that are designed to be absorbed more rapidly than the “rapid-acting” mealtime insulin analogs presently used to treat patients with type 1 and type 2 diabetes and our glucagon presentation that is intended to treat patients experiencing severe hypoglycemia; our ability to conduct pivotal clinical trials, other tests or analyses required by the U.S. Food and Drug Administration, or the FDA, to secure approval to commercialize a proprietary formulation of injectable insulin or a stable glucagon presentation; the success of our formulation development work with insulin analog-based formulations of a proprietary injectable insulin and a stable glucagon presentation; our ability to secure approval from the FDA for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; the progress, timing or success of our research, development and clinical programs, including any resulting data analyses; our ability to develop and commercialize a proprietary formulation of injectable insulin that may be associated with less injection site discomfort than Linjeta™ (formerly referred to as VIAject®), which is the subject of a complete response letter we received from the FDA; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of any such collaborations into which we enter, or our ability to commercialize our product candidates ourselves; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the degree of clinical utility of our product candidates; the ability of our major suppliers to produce our products in our final dosage form; our commercialization, marketing and manufacturing capabilities and strategies; our ability to accurately estimate anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our most recent report on Form 10-Q for the first fiscal quarter ended March 31, 2014. Biodel disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.

BIOD – G

CONTACT: John Graziano, +1 (646) 378-2942

Source: Biodel Inc.